Geospatial Corporation 8-K

Exhibit 3.1

Certificate of the Designations, Powers,
Preferences and Rights
of the
Series C Convertible Preferred Stock

of

Geospatial Corporation

Pursuant to Section 78.1955 of the
Nevada Revised Statutes

Geospatial Corporation, a corporation organized and existing under the laws of the State of Nevada (the “Company”), by its Chief Executive Officer.

DOES HEREBY CERTIFY:

FIRST: That, pursuant to authority expressly vested in the Board of Directors of said Company by the provisions of its Articles of Incorporation, said Board of Directors duly adopted the following resolutions providing for the designation of 10,000,000 shares of Series C Convertible Preferred Stock, $0.001 par value.

RESOLVED, that this Board of Directors, pursuant to authority expressly vested in it by the provisions of the Articles of Incorporation of the Company, hereby authorizes the issue from time to time of a series of Preferred Stock of the Company and hereby fixes the designation, preferences, and the relative, participating, optional or other rights, and the qualifications, limitations or restrictions thereof, in addition to those set forth in said Articles of Incorporation, to be in their entirety as follows:

The rights, preferences, privileges and restrictions granted to and imposed on the Series C Convertible Preferred Stock are as follows:

1.

Definitions. For purposes of this Article, the following definitions shall apply:

(a)

“Board” shall mean the Board of Directors of the Company.

(b)

“Company” shall mean Geospatial Corporation, a Nevada corporation.

(c)

“Common Stock” shall mean the Common Stock, par value $0.001 per share, of the Company.

(d)

“Common Stock Dividend” shall mean a stock dividend declared and paid on the Common Stock that is payable in shares of Common Stock.

(e)

“National Securities Market” shall mean a national securities exchange, as defined in the Securities Exchange Act of 1934, as amended, or The Nasdaq Stock Market.

(f)

“Original Issue Date” shall mean, with respect to any shares of Series C Preferred Stock, the date on which such share of Series C Preferred Stock was issued by the Company.

(g)

“Original Issue Price” shall mean $0.20 per share for the Series C Preferred Stock.

(h)

“Series C Preferred Stock” shall mean the Series C Convertible Preferred Stock, par value $0.001 per share, of the Company.

(i)

“Subsidiary” shall mean any corporation of which at least fifty percent (50%) of the outstanding voting stock is at the time owned directly or indirectly by the Company or by one or more of such subsidiary corporations.

2.

Dividend Rights.

(a)

Participation Rights. If the Board shall declare dividends out of funds legally available therefor in any calendar year, then such dividends shall be declared pro rata on the Common Stock, the Series C Preferred Stock and each other class or series of preferred stock of the Company on a pari passu basis according to the number of shares of Common Stock held by such holders, where each holder of shares of Series C Preferred Stock and/or such other class or series of preferred stock of the Company is to be treated for this purpose as holding the greatest whole number of shares of Common Stock then issuable upon conversion of all shares of Series C Preferred Stock and/or such other class or series of preferred stock of the Company held by such holder.

(b)

Non-Cash Dividends. Whenever a dividend provided for in this Section 2 shall be payable in property other than cash, the value of such dividend shall be deemed to be the fair market value of such property as determined in good faith by the Board.

(c)

Payment on Conversion. If the Company shall have declared but unpaid dividends with respect to the Series C Preferred Stock upon its conversion, the Company shall, subject to the legal availability of funds and assets therefor, pay in cash to the holder of the shares of Series C Preferred Stock being converted the full amount of any dividends declared but unpaid on such shares. To the extent that funds are not legally available for the payment of such dividends, such dividends will be paid in shares of fully paid and nonassessable shares of Common Stock.

3.

Liquidation Rights. In the event of any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, the funds and assets of the Company that may be legally distributed to the Company’s stockholders (the “Available Funds and Assets”) shall be distributed to stockholders in the following manner:

(a)

Liquidation Preferences. The holders of each share of Series C Preferred Stock then outstanding shall be entitled to be paid, out of the Available Funds and Assets, and prior and in preference to any payment or distribution (or any setting apart of any payment or distribution) of any Available Funds and Assets on any shares of Common Stock, or on any shares of any other series or class of preferred stock hereafter created with a liquidation preference senior to the Common Stock, an amount per share equal to 1.0 times the Original Issue Price (as adjusted for stock splits, stock dividends, and the like) for the Series C Preferred Stock, plus all declared but unpaid dividends thereon.

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(b)

Participation Rights. If there are any Available Funds and Assets remaining after the payment or distribution (or the setting aside for payment or distribution) to the holders of the Series C Preferred Stock of their full preferential amounts described above in this Section 3, then all such remaining Available Funds and Assets shall be distributed among the holders of the then outstanding Common Stock and the Series C Preferred Stock pro rata according to the number of shares of Common Stock held by such holders (where, for this purpose, holders of shares of Series C Preferred Stock will be deemed to hold (in lieu of their Series C Preferred Stock) the greatest whole number of shares of Common Stock then issuable upon conversion in full of such shares of Series C Preferred Stock pursuant to Section 5), subject to the rights of any other holders of preferred stock to share in any distribution of the remaining Available Funds and Assets available for distribution.

(c)

Merger or Sale of Assets. A (i) consolidation or merger of the Company with or into any other corporation or corporations in which the holders of the Company’s outstanding shares immediately before such consolidation or merger do not, immediately after such consolidation or merger, retain stock representing a majority of the voting power of the surviving corporation of such consolidation or merger or (ii) a sale of all or substantially all of the assets of the Company, shall each be deemed to be a liquidation, dissolution or winding up of the Company as those terms are used in this Section 3.

(d)

Non-Cash Consideration. If any assets of the Company distributed to stockholders in connection with any liquidation, dissolution, or winding up of the Company are other than cash, then the value of such assets shall be their fair market value as determined by the Board, except that any securities to be distributed to stockholders in a liquidation, dissolution, or winding up of the Company shall be valued as follows:

(i)

if the securities are then traded on a national securities exchange or the Nasdaq Stock Market (or a similar national quotation system), then the value shall be deemed to be the average of the closing prices of the securities on such exchange or system over the 30-day period ending three (3) days prior to the distribution; and

(ii)

if actively traded over-the-counter, then the value shall be deemed to be the average of the closing bid prices over the 30-day period ending three (3) days prior to the closing of such merger, consolidation or sale; and

(iii)

if there is no active public market, then the value shall be the fair market value thereof, as determined in good faith by the Board.

4.

Voting Rights.

(a)

Preferred Stock. Each holder of shares of Series C Preferred Stock shall be entitled to the number of votes equal to five times (5x) the number of whole shares of Common Stock into which such shares of Series C Preferred Stock could be converted pursuant to the provisions of Section 5 below at the record date for the determination of the stockholders entitled to vote on such matters or, if no such record date is established, the date such vote is taken or any written consent of stockholders is solicited.

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(b)

General. Each holder of Series C Preferred Stock shall have full voting rights and powers equal to the voting rights and powers of the holders of Common Stock, and shall be entitled to notice of any stockholders’ meeting in accordance with the Bylaws of the Company (as in effect at the time in question) and applicable law, and shall be entitled to vote, together with the holders of Common Stock, with respect to any question upon which holders of Common Stock have the right to vote, except as may be otherwise provided by applicable law. Except as otherwise expressly provided herein or as required by law, the holders of Series C Preferred Stock and the holders of Common Stock shall vote together and not as separate classes.

5.

Conversion Rights. The outstanding shares of Series C Preferred Stock shall be convertible into Common Stock as follows:

(a)

Optional Conversion.

(1)

At the option of the holder thereof, each share of Series C Preferred Stock shall be convertible, at any time or from time to time after such time as an amendment to the Articles of Incorporation of the Company is filed and effective increasing the Company’s authorized shares of Common Stock to at least 600,000,000 shares (the “Filing Date”) and prior to the close of business on the business day before any date fixed for conversion of such share, into fully paid and nonassessable shares of Common Stock, as provided herein.

(2)

Each holder of Series C Preferred Stock who elects to convert the same into shares of Common Stock shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Company or any transfer agent for the Series C Preferred Stock or Common Stock, and shall give written notice to the Company at such office that such holder elects to convert the same and shall state therein the number of shares of Series C Preferred Stock being converted. Thereupon the Company shall promptly issue and deliver at such office to such holder a certificate or certificates for the number of shares of Common Stock to which such holder is entitled upon such conversion. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the certificate or certificates representing the shares of Series C Preferred Stock to be converted, and the person entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder of such shares of Common Stock on such date.

(b)

Automatic Conversion.

(1)

After the Filing Date, each of Series C Preferred Stock shall automatically be converted into fully paid and nonassessable shares of Common Stock, upon the earliest to occur of: (i) immediately prior to the closing of a public or private offer and sale of Common Stock for the account of the Company in which the aggregate offering price (before deduction of underwriters’ discounts and commissions, if any) equals or exceeds $5,000,000 and the offering price per share of which equals or exceeds five (5) times the Original Issue Price of the Series C Preferred Stock per share (before deduction of underwriters’ discounts and commissions, if any (such price per share of Common Stock to be appropriately adjusted to reflect Common Stock Events (as defined in Section 5(e)); and (ii) the Company’s receipt of the written consent of the holders of not less than a majority of the then outstanding shares of Series C Preferred Stock to the conversion of all then outstanding Series C Preferred Stock under this Section 5.

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(2)

Upon the occurrence of any event specified in Section 5(b)(1) above, the outstanding shares of Series C Preferred Stock shall be converted into Common Stock automatically without the need for any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Company or its transfer agent; provided, however, that the Company shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such conversion unless the certificates evidencing such shares of Series C Preferred Stock are either delivered to the Company or its transfer agent as provided below, or the holder notifies the Company or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement reasonably satisfactory to the Company to indemnify the Company from any loss incurred by it in connection with such certificates. Upon the occurrence of such automatic conversion of the Series C Preferred Stock, the holders of Series C Preferred Stock shall surrender the certificates representing such shares at the office of the Company or any transfer agent for the Series C Preferred Stock or Common Stock. Thereupon, there shall be issued and delivered to such holder promptly at such office and in its name as shown on such surrendered certificate or certificates, a certificate or certificates for the number of shares of Common Stock into which the shares of Series C Preferred Stock surrendered were convertible on the date on which such automatic conversion occurred.

(c)

Conversion Price. Each share of Series C Preferred Stock shall be convertible in accordance with Section 5(a) or Section 5(b) above into the number of shares of Common Stock which results from dividing the Original Issue Price by the conversion price for Series C Preferred Stock that is in effect at the time of conversion (the “Conversion Price”). The initial Conversion Price for the Series C Preferred Stock shall be the Original Issue Price for the Series C Preferred Stock divided by twenty (20). The Conversion Price of each series of Series C Preferred Stock shall be subject to adjustment from time to time as provided below.

(d)

Adjustment Upon Common Stock Event. Upon the happening of a Common Stock Event (as hereinafter defined), the Conversion Price of the Series C Preferred Stock shall, simultaneously with the happening of such Common Stock Event, be adjusted by multiplying the Conversion Price of the Series C Preferred Stock in effect immediately prior to such Common Stock Event by a fraction, (i) the numerator of which shall be the number of shares of Common Stock issued and outstanding immediately prior to such Common Stock Event, and (ii) the denominator of which shall be the number of shares of Common Stock issued and outstanding immediately after such Common Stock Event, and the product so obtained shall thereafter be the Conversion Price for the Series C Preferred Stock. The Conversion Price for the Series C Preferred Stock shall be readjusted in the same manner upon the happening of each subsequent Common Stock Event. As used herein, the term “Common Stock Event” shall mean (i) the issue by the Company of additional shares of Common Stock as a dividend or other distribution on outstanding Common Stock, (ii) a subdivision of the outstanding shares of Common Stock into a greater number of shares of Common Stock, or (iii) a combination of the outstanding shares of Common Stock into a smaller number of shares of Common Stock.

(e)

Adjustments for Other Dividends and Distributions. If at any time or from time to time after the Original Issue Date the Company pays a dividend or makes another distribution to the holders of the Common Stock payable in securities of the Company other than shares of Common Stock, then in each such event provision shall be made so that the holders of the Series C Preferred Stock shall receive upon conversion thereof, in addition to the number of shares of Common Stock receivable upon conversion thereof, the amount of securities of the Company which they would have received had their Series C Preferred Stock been converted into Common Stock on the date of such event (or such record date, as applicable) and had they thereafter, during the period from the date of such event (or such record date, as applicable) to and including the conversion date, retained such securities receivable by them as aforesaid during such period, subject to all other adjustments called for during such period under this Section 5 with respect to the rights of the holders of the Series C Preferred Stock or with respect to such other securities by their terms.

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(f)

Adjustment for Reclassification, Exchange and Substitution. If at any time or from time to time after the Original Issue Date, the Common Stock issuable upon the conversion of the Series C Preferred Stock is changed into the same or a different number of shares of any class or classes of stock, whether by recapitalization, reclassification or otherwise (other than by a Common Stock Event or a stock dividend, reorganization, merger, consolidation or sale of assets provided for elsewhere in this Section 5), then in any such event each holder of Series C Preferred Stock shall have the right thereafter to convert such stock into the kind and amount of stock and other securities and property receivable upon such recapitalization, reclassification or other change by holders of the number of shares of Common Stock into which such shares of Series C Preferred Stock could have been converted immediately prior to such recapitalization, reclassification or change, all subject to further adjustment as provided herein or with respect to such other securities or property by the terms thereof.

(g)

Certificate of Adjustment. In each case of an adjustment or readjustment of the Conversion Price for the Series B Preferred Stock, the Company, at its expense, shall cause its Chief Financial Officer to compute such adjustment or readjustment in accordance with the provisions hereof and prepare a certificate showing such adjustment or readjustment, and shall mail such certificate, by first class mail, postage prepaid, to each registered holder of the Series C Preferred Stock at the holder’s address as shown in the Company’s books.

(h)

Fractional Shares. No fractional shares of Common Stock shall be issued upon any conversion of Series C Preferred Stock. In lieu of any fractional share to which the holder would otherwise be entitled, the Company shall pay the holder cash equal to the product of such fraction multiplied by the Common Stock’s fair market value as determined in good faith by the Board as of the date of conversion.

(i)

Reservation of Stock Issuable Upon Conversion. The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series C Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series C Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series C Preferred Stock, the Company will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

(j)

Notices. Any notice required by the provisions of this Section 5 to be given to the holders of shares of the Series C Preferred Stock shall be deemed given upon the earlier of actual receipt or deposit in the United States mail, by certified or registered mail, return receipt requested, postage prepaid, addressed to each holder of record at the address of such holder appearing on the books of the Company.

(k)

No Impairment. The Company shall not avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but shall at all times in good faith assist in carrying out all such action as may be reasonably necessary or appropriate in order to protect the conversion rights of the holders of the Series B Preferred Stock against impairment.

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6.    Amendments.

No provision of this Certificate of Designation may be amended, modified or waived without the written consent or affirmative vote of the holders of at least ninety-five percent (95%) of the then outstanding shares of Series C Preferred Stock, voting as a separate class.

SECOND: That such determination of the designation, preferences and the relative, participating, optional or other rights, and the qualifications, limitations or restrictions thereof, relating to the Series C Preferred Stock, was duly made by the Board of Directors pursuant to the provisions of the Articles of Incorporation of the Corporation, and in accordance with the provisions of Section 78.1955 of the Nevada Revised Statutes, as amended.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, Geospatial Corporation has caused this Certificate of Designation to be executed this 16th day of March, 2016.

GEOSPATIAL CORPORATION

By:	/s/ Mark A. Smith
Mark A. Smith
Chief Executive Officer

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